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

F O R M 3                           U.S. Securities and Exchange Commission             OMB Approval
                                            Washington, D.C.  20549                     OMB Number                3235-0104
                                                                                        Expires:         September 30, 1998
                                                                                        Estimated ave.burden
                                                                                        hours per response .............0.5
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

                                  INITIAL  STATEMENT OF BENEFICIAL  OWNERSHIP OF
                              SECURITIES  Filed  pursuant  to  Section  16(a) of the
                                         Securities Exchange Act of 1934,
                               Section17(a) of the Public Utility  Holding Company
                                   Act  of  1935  or   Section   30(f)  of  the
                                         Investment Company Act of 1940
--------------------------------------------------------------------------------------------------------
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

1.   Name and Address of Reporting Person       2.  Date of Event Requiring       3. IRS or Soc.Sec.No.
                                                    Statement (Month/Day/Yr)         of Reporting Person
                                                                                             (Voluntary)
         CL Capital Lending, LLC                              06/28/2002
     _____________________________________           _______________________        __________________
         (Last)      (First)     (Middle)

         1349 Empire Central, 13th Floor
     _____________________________________       4. Issuer Name and Ticker or Trading
                    (Street)                        Symbol

                                                      FirstPlus Financial Group, Inc.  (FPFX)
         Dallas            TX       75248
     _____________________________________           _______________________________________________
         (City)      (State)   (ZIP)

5.   Relationship of Reporting Person to Issuer      6.   If Amendment, Date of Original
     (Check all applicable)
       __________ Director   __X_____  10% Owner          ____________________________________
       __________ Officer    ________  Other                          (Month/Day/Year)

     (give title below)    (specify below)           7. Individual or Joint/Group Filing
                                                        (Check Applicable Line)


     ------------------------------------------         _X_ Form filed by one Reporting Person
                                                        ___ Form filed by more than one Reporting Person
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
* If the Form is filed by more than one Reporting
  Person, see Instruction 5(b)(v)
------------------------------------------------------------------------------------------------------------
             Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------
1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)


     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)
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                                                                          Page 1

Page 2

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------------------------------------------------------------------------------------------------------------
               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------
1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)

                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares

Series D Convertible
Preferred Stock                       6/28/03                          Common Stock       46,150,200
--------------------------          -----------      ----------        ---------------- --------------------

--------------------------          -----------      ----------        ---------------- --------------------

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--------------------------          -----------      ----------        ---------------- --------------------

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--------------------------          -----------      ----------        ---------------- --------------------

--------------------------          -----------      ----------        ---------------- --------------------

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

4.  Conversion or Exercise          5.  Ownership Form of                       6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                        Ownership
    Security                            Direct (D) or Indirect (I)                  (Instr. 5)
     (Instr. 4)                         (Instr. 5)

     Convertible                              D
    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

    ----------------------------        ----------------------------------          ------------------------------

Explanation of Responses:






                               By: /s/ Jack Roubinek                  7/10/02
                               ---------------------------------     -----------
                                Jack Roubinek, Manager of               Date
                                CL Capital Lending, LLC
                                **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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